U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

                          [ ] FORM 10-Q AND FORM 10-QSB

[X] FORM 10-K AND FORM 10-KSB   [ ] FORM 20-F   [ ] FORM 11-K   [ ] FORM N-SAR

FOR PERIOD ENDED: DECEMBER 31, 1998

[ ]      TRANSITION REPORT ON FORM 10-KSB
[ ]      TRANSITION REPORT ON FORM 20-F
[ ]      TRANSITION REPORT ON FORM 11-K
[ ]      TRANSITION REPORT ON FORM 10-Q
[ ]      TRANSITION REPORT ON FORM N-SAR

FOR THE TRANSITION PERIOD ENDED:
--------------------------------------------------------------------------------
            NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
           COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------
         IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES: PART II - ITEMS 6 - 8, INCLUSIVE.
--------------------------------------------------------------------------------
PART I -- REGISTRANT INFORMATION
--------------------------------------------------------------------------------
         FULL NAME OF REGISTRANT
         (FORMER NAME IF APPLICABLE)

                  EZCONY INTERAMERICA INC.

         ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)
                  CRAIGMIUR CHAMBERS, P.O. BOX 71

         CITY, STATE AND ZIP CODE
                  ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
PART II -- RULES 12B-25(B) AND (C)
--------------------------------------------------------------------------------
IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE).

         [X]     (A)       THE REASONS DESCRIBED IN REASONABLE DETAIL IN
                           PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT
                           UNREASONABLE EFFORT OR EXPENSE;

         [X]     (B)       THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT,
                           TRANSITION REPORT ON FORM 10-K, FORM 20-F, 11-K OR
                           FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR
                           BEFORE THE FIFTEENTH CALENDAR DAY FOLLOWING THE
                           PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT
                           OR TRANSITION REPORT ON FORM 10-Q, OR PORTION THEREOF
                           WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY
                           FOLLOWING THE PRESCRIBED DUE DATE; AND

         [ ]     (C)       THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED
                           BY RULE 12B-25(C) HAS BEEN ATTACHED IF APPLICABLE.
--------------------------------------------------------------------------------
PART III -- NARRATIVE
--------------------------------------------------------------------------------
REGISTRANT'S FORMER ACCOUNTANTS RESIGNED ON DECEMBER 2, 1998; THEREAFTER, THE COMPANY HIRED NEW ACCOUNTANTS ON JANUARY 28, 1999. BOTH OF THESE ACTIONS WERE REPORTED ON TWO FORM 8-KS, FILED ON DECEMBER 9, 1998 AND FEBRUARY 4 , 1999, RESPECTIVELY. ALSO, THE REGISTRANT RELOCATED ITS HEADQUARTERS FROM MIAMI, FLORIDA TO THE COLON FREE ZONE, REPUBLIC OF PANAMA IN THE LAST QUARTER OF FISCAL YEAR 1998. IN THIS REGARD, ALL OF THE REGISTRANT'S BOOKS AND RECORDS HAVE BEEN RELOCATED TO PANAMA. FINALLY, THE REGISTRANT'S CHIEF FINANCIAL OFFICER RESIGNED IN THE LAST QUARTER OF FISCAL YEAR 1998 AND AN ACTING CHIEF FINANCIAL OFFICER WAS APPOINTED THE FINAL DAY OF THE FISCAL YEAR END. THE MISSING ITEMS ARE EXPECTED TO BE FINALIZED WITHIN THE REQUISITE FIFTEEN DAY TIME PERIOD NOTED IN
PART II (B) ABOVE AND WILL BE FILED BY AMENDMENT.
--------------------------------------------------------------------------------
PART IV -- OTHER INFORMATION
--------------------------------------------------------------------------------
         (1) NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS NOTIFICATION

                           DENNIS J. OLLE               (305) 858-5555
                           --------------             ------------------
                               (NAME)                 (TELEPHONE NUMBER)

         (2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                                                 [X] YES  [ ] NO

         (3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                                                 [ ] YES  [X] NO

         IF SO: ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

                            EZCONY INTERAMERICA INC.
                  --------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.


DATE:    APRIL 1, 1999           BY:/S/ EZRA M. COHEN
                                    ---------------------------------------
                                        Ezra M. Cohen, Chairman of the Board
                                        and President